North Capital Funds Trust 485BPOS

Exhibit 99(i)

August 27, 2021

North Capital Funds Trust

623 E. Fort Union Blvd.

Suite 101

Salt Lake City, Utah 84047

Re:	North Capital Funds Trust; File Nos. 333-228904 and 811-23404

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the North Capital Funds Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 7 under the Securities Act of 1933 (Amendment No. 9 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP
THOMPSON HINE LLP